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                                                                   EXHIBIT 99.1
                                     APPLICATION FOR TRANSITIONAL FUNDING ORDER

                                  STATE OF ILLINOIS
                             ILLINOIS COMMERCE COMMISSION


COMMONWEALTH EDISON COMPANY,                        )
                                                    )
Application for transitional funding order          )   No. 98-___________
pursuant to Section 18-103 of the Illinois Public   )
Utilities Act, request for approval of transactions )
with affiliates pursuant to Sections 7-101, 7-102   )
and 7-204A, and approval of an instrument           )
funding charge tariff.                              )



               APPLICATION FOR TRANSITIONAL FUNDING ORDER AND PETITION


To the Illinois Commerce Commission:

          Commonwealth Edison Company ("ComEd"), pursuant to Section 18-103 (220 ILCS 5/18-103) of the Public Utilities Act (the "Act"), respectfully requests that the Illinois Commerce Commission (the "Commission") issue a transitional funding order pursuant to Article XVIII of the Act (i) creating, establishing and granting rights of ComEd Funding, LLC ("CE Funding") in and to "intangible transition property" as defined in Section 18-102 of the Act (220 ILCS 5/18-102); (ii) approving and authorizing the sale, pledge, assignment or other transfer of the intangible transition property by CE Funding to the Note Issuer (as defined herein); (iii) approving and authorizing the issuance of notes to be classified as "transitional funding instruments" (the "Notes") as defined in
Section 18-102 of the Act (220 ILCS 5/18-102) in an aggregate principal amount of up to $3,400,000,000; and (iv) approving and authorizing the imposition, collection and periodic adjustment of non-bypassable charges expressed in cents per

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kilowatt-hour ("kWh") and constituting "instrument funding charges" ("IFCs") as defined in Section 18-102 of the Act (220 ILCS 5/18-102).  ComEd also requests
(1) pursuant to Sections 7-101, 7-102 and 7-204A of the Act, approval of an administrative agreement among ComEd, CE Funding and the Note Issuer, (2) pursuant to Section 7-101 of the Act approval of certain transactions with affiliates, and (3) approval of an instrument funding charge tariff. In support of its requests, ComEd states as follows:

          1. ComEd is a corporation engaged in the generation, transmission, distribution and sale of electricity to the public in Illinois, is a public utility within the meaning of Section 3-105 of the Act (220 ILCS 5/3-105) and is an electric utility within the meaning of Articles XVI and XVIII of the Act (220 ILCS 5/16-102; 5/18-102).

          2. ComEd seeks a transitional funding order pursuant to the provisions of Article XVIII of the Act in order to establish non-bypassable charges expressed in cents per kWh which will, from and after the effective date of the associated tariff, constitute IFCs which will be applied and billed to all customers and other persons or entities obligated to pay ComEd (or any successor thereto) any "Applicable Rates" (as defined in Section 29, INFRA).
The IFCs will be deducted from and stated separately from the Applicable Rates charged on each customer's or other person's or entity's bill. Therefore, the IFCs will neither increase nor decrease the total amount of the bill. The right to receive the IFCs will constitute a current property right granted to CE Funding, a limited liability company whose sole member will be ComEd. CE Funding will, in turn, assign the right to receive the IFCs and certain other property to ComEd Transitional


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Funding Trust, a special-purpose Delaware business trust established to issue the Notes (the "Note Issuer") and, as a result, the right to receive the IFCs will thereafter be vested in the Note Issuer. CE Funding will be a "grantee," and the Note Issuer will be an "assignee," as such terms are defined in Section 18-102 of the Act (220 ILCS 5/18-102).

I.              BACKGROUND OF TRANSACTION AND SECURITIZATION GENERALLY

          3. As contemplated by Article XVIII of the Act, the Notes will be "asset-backed securities." A key feature of any such securities is that the asset or group of assets underlying the asset-backed securities be "bankruptcy-remote" from the entity originating such asset or group of assets, which in this case is ComEd. More specifically, an asset-backed security must be secured by, and payable solely from, a cash flow stream associated with an identifiable asset, the collections from which are sufficient to pay debt service and related costs, and the ownership of that asset must be vested in a limited purpose entity, such as a special-purpose corporation, trust or limited liability company, which is insulated from the bankruptcy and credit risks of the originating entity. As a result, the securities issued by such entity and secured by, and payable solely out of, that cash flow stream should have less credit risk than debt securities issued by the originating entity, and investors should therefore be willing to accept a lower rate of return for the asset-backed security than for such other debt securities. If such criteria are satisfied in the proposed transaction, the Notes should receive a credit rating from the applicable rating agencies that is higher than ComEd's credit rating and result in a lower funding cost to ComEd, as contemplated by Section 18-103(d) of the Act (220 ILCS 5/18-103(d)).


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          4.   In order to satisfy the requirement of bankruptcy remoteness, the proposed transaction must be structured to ensure that, if ComEd were to become the subject of a bankruptcy proceeding, the intangible transition property would not be part of ComEd's bankruptcy estate and therefore would not be subject to the claims of ComEd's creditors. This goal is explicitly set forth in Section 18-108 of the Act, which provides that a sale, assignment or other transfer of intangible transition property in a transaction approved by a transitional funding order "shall be treated as an absolute transfer of all of the transferor's right, title and interest in, to and under such intangible transition property...which places such transferred property beyond the reach of
the transferor or its creditors" (220 ILCS 5/18-108).   The subject transaction
would isolate the property right from ComEd and its creditors by, among other things, causing the intangible transition property to be granted directly to CE Funding (rather than being vested in ComEd and transferred to CE Funding). The intangible transition property will then be assigned by CE Funding to the Note Issuer so as to vest such property rights in the Note Issuer.

          5. A second element of the bankruptcy analysis focuses on the separate legal status of ComEd, CE Funding and the Note Issuer. Although ComEd will be the sole member of CE Funding, the transaction will be structured so that, in the event of a bankruptcy of ComEd, CE Funding's separate corporate existence would be respected and the assets and liabilities of CE Funding and the Note Issuer, as CE Funding's assignee, would remain separate from the estate of ComEd.(1) The structural elements supporting such separate existence include, but are not limited

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(1)     Without such structural protections, a bankruptcy court might invoke the doctrine of "substantive consolidation" and disregard CE Funding's separate existence. Substantive
                                                                 (continued...)


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to, requirements that CE Funding be adequately capitalized, that ComEd be adequately compensated on an arms'-length basis for the servicing functions it performs in billing, collecting and remitting the IFCs on behalf of the Note Issuer and that each of ComEd and CE Funding take certain steps to ensure that creditors are not misled as to their separate existence.

          6. Another important component in obtaining the desired credit rating for the Notes is that the revenue stream associated with the IFCs must itself be secure. The IFCs will be collected from all customers and other persons and entities obligated to pay ComEd (or any successor thereto) any Applicable Rates (as defined below), and the credit rating for the Notes will depend on the predictability and stability of that revenue stream even under financial stress or changes in circumstances. Consistent with this goal,
Article XVIII of the Act specifies that the grant of intangible transition property, once approved, is non-rescindable by the State and that the IFCs become non-bypassable so long as a customer or other person or entity is obligated to pay ComEd (or any successor thereto) any base rates, transition charges or other rates for tariffed services from which such IFC has been deducted and stated separately (220 ILCS 5/18-102). For example, customers who choose an alternative retail electric supplier ("ARES") must continue to pay (and, in the event the ARES is providing billing services, the ARES must remit on behalf of such customers) applicable IFCs, and ComEd (or any successor) must continue to impose and

----------------------

(1) (continued...)
consolidation is an equitable doctrine in bankruptcy cases which allows courts to disregard the separate existence of two or more affiliated entities to ensure the equitable treatment of all creditors and to maximize creditor recoveries. When entities are "substantively consolidated" in a bankruptcy proceeding, their assets and liabilities are pooled, thereby eliminating intercompany claims, and claims of third party creditors against any of those entities are generally treated as claims against the common pool of assets created by consolidation.


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collect such IFCs and deduct and state separately such charges from its delivery and transition charges and other Applicable Rates (as defined below).
Similarly, to ensure that the stream of revenues is derived from a broad group of customers, and therefore more secure, ComEd will not enter into any contract with a customer who is, or who otherwise would be, obligated to pay IFCs unless the customer agrees to pay CE Funding or its assigns, as applicable, an amount equal to the amount that would be paid in IFCs if the customer took tariffed services. ComEd, CE Funding and the Note Issuer will also agree that any revenues received by ComEd or its successor from any such contract services shall, to the extent IFCs would be assessed if such services were tariffed, be deemed to be proceeds of, and included in, the intangible transition property.
In addition, if customers cease to take delivery services and become obligated to pay to ComEd (or any successor thereto) fixed payments of transition charges under Section 16-108(h) of the Act (220 ILCS 5/16-108(h)) or if ComEd (or any successor thereto) becomes entitled to receive any similar payments, then the portion of such payments allocable to the IFCs must be promptly remitted by ComEd (or any successor) to the Note Trustee. Further, Article XVIII of the Act expressly recognizes that additional credit enhancement mechanisms, such as periodic true-up and reconciliation adjustments, overcollateralization amounts and reserve funds, may be required. The aim of all of these mechanisms is to give rating agencies and investors comfort that the IFCs and associated collections will be sufficient in almost all circumstances to pay the interest and principal on the Notes on a timely basis, again so as to justify a higher credit rating and lower rate of interest than would otherwise be the case.


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          7.   As mentioned above, one important credit enhancement mechanism is the use of true-up and reconciliation adjustments. Section 18-104(d) of the Act (220 ILCS 5/18-104(d)) expressly provides that the Commission shall include in its order a procedure for periodic adjustments, referred to herein as "reconciliation" and "true-up" adjustments, to reconcile from time to time the IFCs received with the amortization schedule for the Notes and to ensure adequate funds for paying interest and related fees and expenses and for funding and maintaining required reserves. Through the reconciliation and true-up adjustments, investors' exposure to losses due to shortfalls in projected sales of electricity, longer than estimated delays in bill collections and higher than estimated bill uncollectibles is significantly mitigated.

          8. To further ensure security of the revenue stream attributable to the intangible transition property, ComEd has included in its proposed IFC tariff procedures that would apply whenever a third party, which would include an ARES that is required to collect IFCs on behalf of the Note Issuer, bills or collects IFCs on behalf of the applicable customer. Such procedures include requirements that would (A) require any such third-party to remit IFC collections to the Servicer (as defined below) within two business days of receipt, (B) allow the Servicer, within seven days after a default by any such third-party in remitting IFC Collections, to assume or transfer to another third party that defaulting entity's billing and collection responsibilities, (C) grant the Servicer access to information not otherwise available to the Servicer on kWh usage by the applicable retail customers to the extent reasonably required for the Servicer to calculate and, if applicable, bill the related IFCs owed by such customers, and (D) impose such other terms with respect to credit and collection policies as may be reasonably


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necessary to prevent the then current rating of the Notes from being withdrawn or downgraded. Such procedures shall be designed to minimize the risk that defaults by third-party collection agents will trigger the need for higher IFCs through the true-up adjustments. To the extent that ARES act as such third-party collection agents, ComEd will include a detailed description of such procedures in any tariffs filed by it under 16-118(b) of the Act (220 ILCS 5/16/118(b)).

          9. Another important mechanism of credit enhancement is overcollateralization, which is commonly required in asset-backed securities transactions. Section 18-104(a) of the Act (220 ILCS 5/18-104(a)) expressly provides that the amount of the intangible transition property may be in excess of the principal and interest on the transitional funding instruments in order to provide for, among other things, the funding and maintenance of debt service and other reserves as security to the holders of such instruments. In the subject transaction, it is anticipated that CE Funding will be required to transfer capital to the Note Issuer in an amount at least equal to 0.50% of the initial aggregate principal amount of the Notes. Such funds may be contributed out of the net proceeds from the Notes and will be used to pay debt service and related fees and expenses in the event of a shortfall in IFC collections. In addition, in order to enhance the likelihood that payments on the Notes will be made in accordance with the schedule of expected amortization of principal of such Notes (the "Expected Amortization Schedule"), which will be finalized at pricing, the order requested hereby would set the IFCs at levels that are expected to produce IFC collections which exceed the amounts required to pay principal and interest on the Notes, and to pay all related fees and expenses. This additional amount (the "Overcollateralization Amount") will be collected approximately ratably over the


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expected life of the Notes (I.E., over the period from the issue date of the
Notes through the latest scheduled maturity date for any of the Notes as set forth in the Expected Amortization Schedule). The Overcollateralization Amount will be held in a designated subaccount for the benefit of the holders of the Notes. The actual Overcollateralization Amount and the timing of the collection thereof will be finalized prior to the issuance of the Notes and will depend on rating agency requirements, investor requirements, tax considerations and other legal and financial concerns at the time of issuance.

          10. Another important feature of the proposed transaction is that IFCs will be deducted and stated separately from amounts which ComEd or any successor thereto would otherwise be entitled to bill. The offsetting nature of the IFCs is an important customer protection because it allows ComEd to receive the many benefits associated with asset-backed securities while protecting customers from paying more for services provided by ComEd than they would pay absent the transaction described in this Application.

          11. An additional feature of the transaction is the state pledge. Pursuant to Section 18-105(b) of the Act (220 ILCS 5/18-105(b)), the State of Illinois has pledged and agreed that the State will not limit, alter, impair or reduce the value of the intangible transition property or the IFCs. As provided in Section 18-105(b) of the Act (220 ILCS 5/18-105(b)), ComEd, CE Funding and the Note Issuer will include this pledge from the State of Illinois in any contract with holders of the Notes, the Note Issuer or with any assignees and other appropriate transaction documents. It is contemplated that holders will rely on this commitment in purchasing


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the Notes and that the rating agencies will rely on this commitment in assigning a credit rating to the transaction.

          12. A final key component of the transaction is that the Notes be treated for federal income tax purposes as debt of ComEd and not as a sale of assets. The economic benefits of the transaction could be effectively eliminated if issuance of the Notes resulted in current income to ComEd upon receipt of the proceeds of the Notes, or if ComEd were unable to deduct the interest payments on the Notes from taxable income. Accordingly, ComEd has requested a private letter ruling from the Internal Revenue Service ("IRS") to the effect that, among other things, the issuance of the Notes and transfer of the proceeds to ComEd will not result in gross income to ComEd, CE Funding or the Note Issuer and that the Notes will constitute obligations of ComEd for federal income tax purposes. Should the IRS not provide such a ruling, or rule adversely, ComEd will reassess the transaction and, if possible, modify the transaction as needed to eliminate the risk of current taxation. If any such modifications would cause the structure to be outside the bounds described in this Application, as approved by the Commission, ComEd would take appropriate steps to seek any required Commission approval as a result of such changes.

II.  DESCRIPTION OF PROPOSED TRANSACTION

          13. CE Funding will be created as a Delaware special-purpose limited liability company, the sole member of which will be ComEd. The Note Issuer will be created as a special-purpose Delaware business trust whose purpose and business activities will be limited to such matters as are necessary or reasonably related to the issuance of the Notes. The holders of


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the Notes will, as is customary for debt holders, not be entitled to exercise managerial control over the Note Issuer. The declaration of trust establishing the Note Issuer will be further structured, however, so as to preclude ComEd or CE Funding (or any elected officer or director of ComEd or of any other "affiliated interest" within the meaning of Section 7-101 of the Act (220 ILCS 5/7-101)) from exercising control over the Note Issuer's operations or policies so long as the Notes remain outstanding.

          14. CE Funding will assign to the Note Issuer the intangible transition property and all of its rights under any related servicing agreements with ComEd. The Note Issuer will issue and sell the Notes to investors (the "Holders") in an offering to be detailed in an offering document for each issuance and sale of one or more series (each a "Series") of such Notes. Each Series of Notes may be subdivided into one or more classes ("Classes"). The Notes will be secured pursuant to the terms of an indenture (the "Note Indenture") with an independent trustee (the "Note Trustee"). The Notes will constitute "transitional funding instruments" under the Act.

          15. The Notes will have an initial aggregate principal amount of not greater than $3,400,000,000, which amount does not exceed twenty-five percent of ComEd's total capitalization (including both debt and equity) of $13,623,912,000, as of December 31, 1996, ("1996 Total Capitalization"),
calculated as required by Section 18-103(d)(6)(A) of the Act (220 ILCS 5/18-103(d)(6)(A)). Attached as Attachment 1.2 to the testimony of Ruth Ann M. Gillis, attached hereto as Exhibit 1.0 and incorporated herein by reference, is a calculation supporting this capitalization figure, including calculation of the ratio of ComEd's revenues from Illinois


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electric utility retail customers in the 1996 calendar year to ComEd's total electric retail revenues for such year (I.E., 100%). ComEd may present subsequent applications for transitional funding orders, provided that the aggregate amount of all authorized grantee instruments or, absent grantee instruments, transitional funding instruments (including the Notes) shall not exceed fifty percent of ComEd's 1996 Total Capitalization, or approximately $6,800,000,000, as required by Section 18-103(d)(6)(B) of the Act (220 ILCS 5/18-103(d)(6)(B)) and as adjusted pursuant to Section 18-103(d)(6)(A) of the Act as set forth in Attachment 1.2 to Ms. Gillis' testimony (Exhibit 1.0).(2)

          16. The Notes, except to the extent specifically requested in a subsequent application and authorized in a subsequent order relating to a Series other than the initial Series, will have an expected maturity date of no later than December 31, 2008.(3) It is expected that the

----------------------

(2) If the Notes have call or prepayment options and interest rates decline, the Note Issuer could seek to refinance the Notes in order to take advantage of lower interest rates. Through the true-up mechanism, any reduction in debt service costs would reduce the level of IFCs thereafter charged. If the proceeds of any such refinancing were used solely to repay outstanding Notes and did not result in any increased debt service, no additional intangible transition property would be created by such a refinancing and the replacement Notes would not be a new issuance to be counted towards the aggregate limits described above. ComEd would be required, however, to notify the Commission of any changes in terms and seek approval for any changes in terms or conditions of the refinancing which do not conform to the requirements of the original transitional funding order.

(3) Both the latest expected maturity date of the Notes and the final date on which IFCs are authorized to be imposed will be on or before December 31, 2008. Section 18-104(l) of the Act, however, states that IFCs may continue to be imposed beyond such date, if necessary, until the corresponding Notes have been paid in full. The debt service schedule and Expected Amortization Schedules for the Notes have been and will be calculated to support full repayment of the Notes by the expected maturity date. In addition to the expected maturity date, the rating agencies may require that the Notes have a "legal final" date later than the expected maturity date
                                                                 (continued...)


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principal amount of the Notes will be paid in approximately equal payments each year over the life of the Notes. ComEd's current projection for the Expected Amortization Schedule is contained in Attachment 1.4, Table One, to Ms. Gillis' testimony (Exhibit 1.0).

          17. It will be a condition of the offering that, at the time of issuance, the Notes receive ratings from one or more nationally recognized statistical rating agencies which would cause each Class of Notes to be rated in one of the four highest categories assigned to debt instruments by such agency or agencies.

          18. The Notes will be non-recourse except as to, and will be secured only by and payable solely out of the proceeds of, the following property: (A) the intangible transition property, (B) all rights of the Note Issuer under the servicing agreements with ComEd (or any successor Servicer of the intangible transition property) and under any other agreements entered into by the Note Issuer in connection with the transaction, (C) any bank collection accounts, investment accounts or similar reserve accounts established in connection with the issuance of the Notes and all cash or investment property or other amounts on deposit therein from time to time, (D) solely with respect to Notes, if any, which bear a floating rate of interest, any interest rate hedging agreement executed solely to permit the issuance of such Notes, (E) all rights to obtain adjustments to the IFCs in accordance with Section 18-104(d) of the Act (220 ILCS 5/18-

-----------------------

(3)(continued...)
which will be the first date on which investors may exercise certain extraordinary remedies. The use of such a "legal final" date in the documents will not extend the date beyond which IFCs may be charged except as permitted under Section 18-104(l) of the Act.


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104(d)), (F) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing, and (G) all payments on or under and all proceeds in respect of any or all of the foregoing (collectively, the "Note Collateral").

          19. Notwithstanding the non-recourse nature of the transaction, ComEd (individually, as Servicer or otherwise) will be required under the transaction documents (A) to make certain representations and warranties with respect to, among other things, the validity of CE Funding's and its assignees' title to the intangible transition property and (B) to observe certain covenants for the benefit of CE Funding and its assignees. ComEd will also be required to indemnify CE Funding and its assignees against any breaches of such representations, warranties and covenants and to protect such parties against certain other losses which result from actions or inactions of ComEd. Such indemnification is typically required in securitization transactions and will not in any event cover credit losses due to the failure of customers to pay their bills on a timely basis or losses in IFC collections due to shortfalls in
projected electricity usage.   Also, as noted earlier, ComEd may be required
under the documents to remit to the Note Trustee, for the benefit of the Holders, a portion of payments which it receives on account of lost tariffed revenues from which future IFCs would otherwise have been deducted, which portion it has agreed constitutes proceeds of such IFCs. Section 18-104(a) of the Act (220 ILCS 5/18-104(a)) requires that, except as otherwise described in the Order, the transitional funding instruments will be "non-recourse to the credit or to any assets of the electric utility other than assets comprising intangible transition property or grantee instruments, as applicable." ComEd believes that the limited indemnification and other provisions described above do not conflict with the general


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requirement that the Notes be non-recourse to the credit or assets of ComEd.
Nonetheless, in order to avoid any misunderstanding, ComEd hereby requests that the Commission acknowledge the foregoing provisions in its order.

          20. ComEd currently anticipates that the Notes will be fixed-rate instruments. Depending on market conditions at the time of the offering, however, it may result in lower debt service costs for the Note Issuer to issue floating rate Notes and then to enter into interest rate swaps or other hedging
arrangements with respect thereto.   Accordingly, each Series of Notes may
include one or more Classes of floating rate Notes which accrue interest at a variable rate based on the index described in the applicable offering document. If floating rate Notes are issued, the Note Issuer will be required to enter into interest rate swaps or other hedging arrangements to protect the Note Issuer against the risk that interest rate fluctuations would cause such floating rates to exceed the fixed rates used to calculate the IFCs. In such event, ComEd would use the fixed rate hedging cost and not the variable interest rate on the Notes to set the level of IFCs.

          21. ComEd will act as servicer (in such capacity, together with any successor-in-interest, the "Servicer") for CE Funding under the transaction documents, pursuant to a servicing agreement (the "Servicing Agreement") authorized under Section 18-104(f) of the Act (220 ILCS 5/18-104(f)). CE Funding's rights under the Servicing Agreement will be assigned to the Note Issuer. The documents will contain provisions allowing the Servicer to be replaced under limited circumstances, as contemplated by
Section 18-104(f) of the Act (220 ILCS 5/18-


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104(f)).  The Servicer will be paid a servicing fee in consideration for billing and collecting the IFCs on behalf of the Note Issuer, calculating the true-up and reconciliation adjustments described herein, and performing related services. It is important for the bankruptcy analysis described above that this servicing fee be set on an arms'-length basis. Although the final determination of such amount will depend on the outcome of the rating agencies' review of the proposed transaction and further analysis by ComEd of its servicing costs, it is expected that the annual servicing fee will not exceed .25% of the initial aggregate principal amount of the Notes (I.E., $8.5 million). In the event that IFCs are not billed concurrently with other charges for services, the servicing fee will be higher to reflect additional costs related thereto. It is not expected that the annual servicing fee in such circumstances would in any event exceed 1.25% of the initial aggregate principal amount of the Notes (I.E., $42.5 million).

          22. Pursuant to the terms of the Note Indenture, a collection account (the "Collection Account") will be established and held by the Note Trustee for the benefit of the Holders. The Collection Account will consist of four subaccounts: a general subaccount, a reserve subaccount, a capital subaccount, and, as discussed above, a subaccount for the Overcollateralization Amount. Because of difficulties inherent in tracking IFC collections on a daily basis, the transaction documents will contain procedures for determining the estimated amounts of aggregate collections which are allocable to the IFCs, which allocations will be subject to periodic reconciliations but will otherwise be deemed conclusive. The collections on the IFCs will be periodically remitted to the general subaccount and used to pay interest due and principal owed on the Notes, trustee fees, servicing fees and certain other operating expenses associated


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with the transaction and to replenish the capital subaccount to the extent funds are withdrawn therefrom. Collections on the IFCs which exceed such required payments will be transferred to the overcollateralization subaccount until the amounts on deposit therein equal the Overcollateralization Amount (which may increase over time). Thereafter, a limited amount of funds up to the current net earnings on the funds in the Collection Account may be released to the Note Issuer or as it directs. Otherwise, however, excess collections will be set aside in the reserve subaccount for distribution to Holders in the event of future IFC collection shortfalls. If, on any scheduled payment date for principal or interest on the Notes or any related fees or expenses owed by the
Note Issuer, the amounts on deposit in the general subaccount of the Collection Account are insufficient for the Note Issuer to make such payments, funds on deposit in the other collection subaccounts will, to the extent required under the transaction documents, be withdrawn in order to satisfy such shortfalls. Reconciliation calculations for future periods will reflect any balances in the Collection Account which exceed the required reserve levels and will also reflect any amount by which such balances are less than the required reserve levels. True-up calculations will similarly reflect amounts by which such balances are less than the required reserve levels.

          23. Certain details regarding the issuance of the Notes -- such as the average interest rate, expected principal amortization and the level of required reserves and the timing of funding thereof -- will not be able to be determined until the time such Notes are issued. ComEd will file a statement of the final terms of any Series of Notes with the Commission within 90 days of the receipt of proceeds therefrom as required under Section 18-104(h) of the Act (220 ILCS 5/18-104(h)).


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III. DESCRIPTION OF INTANGIBLE TRANSITION PROPERTY AND INSTRUMENT FUNDING
     CHARGES.

          24. The intangible transition property to be created pursuant to the order will primarily represent the total IFCs expected to be billed over time. The IFCs will in turn be calculated to generate sufficient revenues to pay the principal of the Notes in accordance with the Expected Amortization Schedule, pay interest on the Notes, together with servicing fees and other fees, costs and charges related thereto, and to fund and/or maintain any required reserves in the collection subaccounts described above after giving effect to delays in bill collections and uncollectibles. The aggregate dollar amount of IFCs scheduled to be received over time will be a function of the average interest rate at closing, the other costs of the transaction (E.G., ongoing fees and expenses), the timing and amounts of overcollateralization or other forms of credit enhancement required by the rating agencies and acceptable to the IRS, and other factors which may not definitively be known until the issuance of the Notes. Moreover, the actual aggregate dollar amount of IFCs will vary based upon, among other things, the actual amount and timing of IFC collections, the actual fees and expenses incurred and the actual earnings on amounts deposited into the Collection Account. It is expected that the rating agencies will require, as a condition of assigning a high credit rating to the Notes, that the authorized dollar amount of intangible transition property be sufficiently large to support repayment of the Notes notwithstanding any delays in collections resulting from shortfalls in projected sales of electricity, from adverse changes in customer payment patterns, from increases in fees and expenses payable under the transaction or from other circumstances which may adversely affect payments due on the Notes. Accordingly, ComEd requests the Commission to authorize the creation and establishment of intangible transition property in an aggregate amount of $6.323 billion. Such amount is less than the rate base established in ComEd's most recent rate case prior to January 1, 1998, Docket No. 94-0065 ($12,735,160,000), and is therefore within the amount of intangible transition property authorized under Section 18-104(a) of the Act (220 ILCS 5/18-104(a)).

          25. The aggregate amount of the IFCs to be imposed at any time and from time-to-time will be a function of, among other things, the principal amount and expected maturity of, and scheduled amortization and interest rates on, the Notes when issued, the levels of reserves maintained and required to be maintained, and the levels of fees and expenses related to the transaction, the projections of electricity usage for the periods during which the Notes will be issued and outstanding, the projected average timing of receipt of collections from customers, the projections of uncollectibles, and the actual amount and timing of IFC collections previously received. Based on the foregoing factors, an amount (the "Debt Service Billing Requirement" or "DSBR") will be calculated for each period as the amount of IFCs which must be billed in order to ensure that IFC collections for such period will be sufficient to make all required payments (including funding or replenishing any required reserves). The method for calculating the DSBR is described in Ms. Gillis' testimony (Exhibit 1.0).

          26. As required by Section 18-103(d)(4) of the Act (220 ILCS 5/18-103(d)(4)), the DSBR used to determine the aggregate level of IFCs billed will be allocated among customer classes of retail customers in accordance with percentage ratios determined by dividing the base rate revenue from each such class by ComEd's total base rate revenue for the

1996 calendar year. The method for making such allocation is more precisely described in the Testimony of Lawrence S. Alongi, which is attached hereto as
Exhibit 2.0 and incorporated herein by reference. Based on the assumptions as to (A) pricing, amortization, fees and expenses, issuance date, collection history, reserves and the timing of payments with respect to the Notes used to calculate the DSBR as set forth in Ms. Gillis' testimony (Exhibit 1.0), (B) the timing of true-up and reconciliation adjustments as set forth in Mr. Alongi's testimony (Exhibit 2.0), (C) the allocations among customer classes as described above, and (D) electricity usage set forth on Attachment 2.1 to Mr. Alongi's testimony (Exhibit 2.0), the initial cents per kWh levels of the IFCs which ComEd believes most likely would need to be collected from each customer class in order to amortize an expected $3,400,000,000 aggregate principal amount of the Notes in accordance with its current projection of the Expected Amortization Schedule, and to make all other related payments described above, would be as follows:

                                                     IFC
       CUSTOMER CLASS     DESCRIPTION                (CENTS/KWH)
       --------------     -----------                -----------
       Residential -      residential accounts
       No Space Heat      without space heating      1.181

       Residential -      residential accounts
       Space Heat         with space heating         0.760

       Standby Service    Rate 18 - Standby
                          Service accounts           0.467

       Interruptible      Rider 26 -
       Service            Interruptible Service
                          accounts                   0.371

       Street Lighting    Rate 23 - Municipal
       - Fixture Based    Street Lighting
       Rates              accounts and
                          separately billed
                          Rate 26 - Private
                          Outdoor Lighting
                          accounts                   1.583

       Street Lighting    accounts billed under
       - Dusk to Dawn     Rate 25 - Street,
       and Traffic        Highway, and Traffic
       Signal             Signal Lighting, as
                          well as contractual
                          agreements for
                          similar services           0.493

       Railroads          electric railroad
                          customers using
                          electricity for
                          traction power             0.698

       Water-Supply       accounts billed under
       and Sewage         Rate 24 - Water-
       Pumping Service    Supply and Sewage
                          Pumping Service            0.642

       In Lieu of         non-residential in
       Demand             lieu of demand
                          accounts                   1.119


                                          21

       0 to and           non-residential
       including 100      accounts with highest
       kW Demand          billing demand during
                          previous billing
                          year from 0 to and
                          including 100 kW           0.879

       Over 100 to and    non-residential
       including 1,000    accounts with highest
       kW Demand          billing demand during
                          previous billing year
                          over 100 to and
                          including 1,000 kW         0.695

       Over 1,000 to      non-residential
       and including      accounts with highest
       10,000 kW          billing demand during
       Demand             previous billing year
                          over 1,000 to and
                          including 10,000 kW        0.644

       Over 10,000 kW     non-residential
       Demand             accounts with highest
                          billing demand during
                          previous billing year
                          over 10,000 kW             0.498

          27. Although ComEd believes the IFCs set forth in the preceding paragraph are reasonably representative of the initial IFCs, the actual IFCs necessary initially and thereafter will be affected by numerous factors, including, but not limited to, the actual interest rate(s) for the Notes, the actual maturity date(s) and terms of the Notes, changes in projections of electricity usage, lags between billing and collection, and uncollectibles. In order to account for such factors, ComEd requests that the Commission authorize per kWh IFCs for each class as follows:

            CUSTOMER CLASS                 IFC CHARGE (CENTS/KWH)
            --------------                 ----------------------
            Residential - No Space              1.476
            Heat

            Residential - Space                 0.950
            Heat

            Standby Service                     0.701

            Interruptible Service               0.464

            Street Lighting -
            Fixture Based Rates                 2.375

            Street Lighting - Dusk
            to Dawn and Traffic
            Signal                              0.740

            Railroads                           1.047

            Water-Supply and
            Sewage Pumping Service              0.963

            In Lieu of Demand                   1.399

            0 to and including 100              1.099
            kW Demand

            Over 100 to and                     0.869
            including 1,000 kW
            Demand

            Over 1,000 to and                   0.805
            including 10,000 kW
            Demand

            Over 10,000 kW Demand               0.623

          28. In connection with and as a precondition to the issuance of the Notes and the imposition of the IFCs and in accordance with Section 18-104(j) of the Act (220 ILCS 5/18-104(j)), ComEd will file a tariff with the Commission in the form attached hereto as Exhibit 4.0 and incorporated herein by reference, except the filed tariff will reflect actual IFCs for the initial period which shall not exceed the IFCs approved in the order. The actual IFCs included in the filed tariff will be calculated using the following formula:

                             IFC  =   DSBR X (BR96 /BR96)
                                c                 c
                                      -------------------
                                             Q
                                              c

          Where:

          IFC       =    Per kWh Instrument Funding Charge for customers in a
             c           customer class during the Initial Applicable Period.
                         The amount in cents per kWh, rounded to the nearest
                         0.001CENTS, to be billed for each kWh sold or delivered to customers in the customer class in any monthly billing period during the Initial Applicable Period.

          DSBR      =    The total amount of Debt Service Billing Requirement to
                         be billed through the IFCs for energy sales and deliveries to customers during the Initial Applicable
                         Period.

          BR96      =    Total Base Revenue for the customer class in 1996
              c

          BR96      =    Total Base Revenue for ComEd in 1996

          Q         =    Projected kWh sales and deliveries to the customers in
           c             the customer class for the Initial Applicable Period.

          The Initial Applicable Period is the period from the expected start date of September 1, 1998 through June 30, 1999.

          29. The rates and charges from which IFCs will be deducted and stated separately (the "Applicable Rates") will include all tariffed charges including, without limitation, charges for base rates and delivery services and transition charges (including fixed payments of such charges); provided, however, that Applicable Rates shall not include late charges or charges set forth in those tariffs which are filed specifically and primarily to collect amounts related to decommissioning expense, taxes, franchise fees or other franchise cost additions, costs imposed by local governmental units which are allocated and charged to customers within the boundaries of such governmental units' jurisdiction, renewable energy resources and coal technology development assistance charges, energy assistance charges for the Supplemental Low-Income Energy Assistance Fund, reimbursement for the costs of optional or non-standard facilities and reimbursement for the costs of optional or non-standard meters, or monies that will be paid to third parties (after deduction of allowable administrative, servicing or similar fees); and provided further that, to the extent any Applicable Rate reflects compensation owed by ComEd for power or energy generated by a person or entity other than ComEd, the IFC will be deducted and stated separately from such Applicable Rates without giving effect to such compensation. The tariff will direct that the cents per kWh charges included in the IFC be imposed, collected, deducted and stated separately from the amounts otherwise billed by ComEd (or any successor thereto) for Applicable Rates.

          30. As required by Section 18-103(d)(5) of the Act (220 ILCS 5/18-103(d)(5)), the issuance of the Notes will not cause the rates for tariffed services to increase over the rates then in existence as adjusted for the rate decreases provided in subsection (b) of Section 16-111 of the Act (220 ILCS 5/16-111(b)).

          31. ComEd also requests the Commission in its transitional funding order to approve, in accordance with and as required by Section 18-104(d) of the Act (220 ILCS 5/18-104(d)), procedures for periodic adjustments to the IFCs to reconcile and true-up the revenues periodically received from such IFCs with the amounts needed to amortize the Notes in accordance with the Expected Amortization Schedule, together with the amount needed to pay interest on the Notes, related fees and expenses, and to fund and maintain the required reserves. Such adjustments, referred to herein as "reconciliation adjustments" and "true-up adjustments," will be based on the methodology described by Mr. Alongi (Exhibit 2.0) and will occur not less frequently than annually. In addition, if on any scheduled date for payment of principal on the Notes, the Servicer determines that the outstanding principal of the Notes exceeds the scheduled principal balance by five percent or such greater amount as the rating agencies may permit consistent with their rating of the Notes, then the Servicer shall, within not more than 30 days, implement true-up adjustments to adjust for such shortfall. All reconciliation and true-up adjustments shall be implemented automatically pursuant to the tariff filed in compliance with the Commission's order. In addition, as required by
Section 18-104(d) of the Act (220 ILCS 5/18-104(d)), if, as a result of any such adjustment, the amount of any IFC as adjusted will exceed an amount per kWh greater than the amount per kWh of the IFC initially authorized by the Commission in its transitional funding order, then ComEd (or any successor thereto) shall be obligated to file amendatory tariffs under Section 18-104(k) of the Act (220 ILCS 5/18-104(k)).

IV.  DESCRIPTION OF USE OF PROCEEDS

          32. The Note Issuer will remit the net proceeds from the sale of the Notes to CE Funding, which in turn will remit such proceeds to ComEd in consideration of ComEd's request that CE Funding be granted the intangible transition property. Such proceeds will be net of any commercially reasonable transaction costs to be paid by the Note Issuer and CE Funding and amounts deposited into any subaccounts of the Collection Account.

          33. ComEd will use at least 80% of the proceeds to refinance debt and/or equity in a manner which is reasonably expected to result in ComEd's cost of capital, taking into account the costs of financing, in accordance with
Section 18-103(d)(1)(A) of the Act  (220 ILCS 5/18-103(d)(1)(A)), being lower than it would be absent the transaction that is the subject of this Application. ComEd expects that the actual portion of the proceeds used for such purposes will be approximately 96%. The basis for ComEd's expectation that there will be a reduction in ComEd's cost of capital is discussed by Ms. Gillis (Exhibit 1.0) and in the testimony of Daniel E. Thone, which is attached hereto as Exhibit 3.0 and incorporated herein by reference. The portion of the proceeds not used for such purposes (I.E., 20% or less of the proceeds) will be used (A) to fund debt service and other reserves, (B) to pay for costs and fees necessary or desirable in connection with the marketing of the Notes, if any; (C) to pay for other costs associated with the issuance and collateralization of the Notes, if any; and (D) to pay for the costs associated with the use of proceeds from the Notes, including the costs incurred since December 16, 1997 (the effective date of the Electric Service Customer Choice and Rate Relief Law of 1997 (the "1997 Act")), or to be incurred, in connection with recapitalization, refinancing and/or retirement of stock and/or debt, any associated taxes, including federal and state tax liabilities, and the costs incurred or to be incurred to obtain, collateralize, issue, service and/or administer the Notes, if any, including interest or yield thereon and other related fees, costs and charges. ComEd expects that the actual portion of the proceeds used for the purposes described in the immediately preceding sentence will be approximately 4%. A more precise description of the use of proceeds, including the conclusion that the fees and costs described in clauses (B), (C) and (D) are within commercially reasonable ranges, is set forth in Ms. Gillis' testimony (Exhibit 1.0).

          34. All proceeds transferred to ComEd's parent company, Unicom Corporation, through a common stock repurchase transaction shall be used by Unicom Corporation to repurchase and retire its publicly traded common stock (including stock repurchased and retired in anticipation of such transaction) or to pay transaction costs associated with such repurchase or retirement in an amount not to exceed 0.20% of the repurchase price for such common stock, which amount is commercially reasonable.

          35. As required by Section 18-103(d)(1) of the Act (220 ILCS 5/18-103(d)(1)), none of the proceeds will be used to repay or retire obligations incurred by an affiliate of ComEd other than as set forth in the prior paragraph.

          36. As required by Section 18-103(d)(1) of the Act (220 ILCS 5/18-103(d)(1)), ComEd's use of proceeds will not, as of the date of application of the proceeds, result in the common equity component of its capital structure, exclusive of the portion of its capital structure that consists of obligations representing the Notes, being reduced below the lesser of (1) 40% and (2) its common equity percentage as of December 31, 1996 adjusted to reflect any write-off of assets or common equity implemented or required to be implemented
as a result of the 1997 Act.   As shown on Attachment 1.6 to Ms. Gillis'
testimony (Exhibit 1.0), as of December 31, 1996, ComEd's common equity as a percentage of total capitalization was 44%. On December 31, 1997, however, ComEd wrote down $1,437,000,000 in assets due to the implementation of the provisions of the 1997 Act. This results in an adjusted equity percentage of 37.8%, which is lower than 40%. As demonstrated in Ms. Gillis' testimony (Exhibit 1.0), after giving effect to the proposed use of proceeds that the common equity component of ComEd's capital structure remain at or above 37.8% after giving effect to the proposed transaction.

          37. As required by Section 18-111(4) of the Act (220 ILCS 5/18-111(4)), ComEd will file periodic reports with the Commission setting forth the use of proceeds from each issuance of Notes. Such reports will be filed within 90 days of the receipt of proceeds from each issuance of Notes at twelve-month intervals thereafter until such proceeds have been fully accounted
for.   The reports will include the relevant accounting entries made by ComEd.

V.   TRANSACTIONS WITH AFFILIATES

     A.   ADMINISTRATION AGREEMENT.

          38. Because CE Funding and the Note Issuer will be special-purpose, bankruptcy-remote entities with limited business activities, it is anticipated that neither CE Funding nor the Note Issuer will have any employees. Accordingly, both CE Funding and the Note Issuer need to enter into an administrative agreement (the "Administration Agreement") with ComEd pursuant to which ComEd shall perform ministerial services and provide facilities for CE Funding and the Note Issuer to ensure that they are able to perform such day-to-day operations as are necessary to maintain their existence and perform their obligations under the transaction documents. The Administration Agreement incorporates provisions of the Affiliated Interests Agreement, as amended, approved by the Commission's Order in Ill. C.C. Dkt. 95-0615 (Mar. 12, 1997) (the "AIA"), to ensure that ComEd will be reimbursed in amounts commensurate with its costs in performing such services and providing such facilities. A copy of the proposed

Administration Agreement is attached hereto as Exhibit 5.0 and is incorporated herein by reference.

          39. The Administration Agreement provides that ComEd may perform those services and provide those facilities which are (A) allowed under the Commission-approved AIA, and (B) reasonably necessary for CE Funding and/or the
Note Issuer to maintain their existence and perform their obligations under the transaction documents.

          40. Under the Administration Agreement, ComEd will be compensated on the basis provided for in the AIA. Use of the compensation provisions included in the AIA will serve to meet the requirements that ComEd and CE Funding transact business at arms'-length because the AIA has been found by the Commission, in its Order in Ill. C.C. Dkt. 95-0615 at 9, to "prevent[] cross-subsidization to the maximum extent practicable under Illinois law." Therefore, adoption of the AIA provisions should support a conclusion that transactions between ComEd and CE Funding are arms'-length.

          41. The public will not be harmed by, and will instead benefit by, ComEd's entry into the Administration Agreement because such an arrangement will allow for the most efficient and economical administration of CE Funding and the
Note Issuer. Accordingly, ComEd's entry into the Administration Agreement will reduce the costs of the transaction. For these reasons, ComEd's entry into the Administration Agreement is in the public interest and the public will be convenienced thereby.

     B.   OTHER TRANSACTIONS.

          42. One or more of the entities involved in the transactions described herein and transactions related thereto (E.G., transactions related to the repurchase of common stock) may be an "affiliated interest" of ComEd within the meaning of Section 7-101 of the Act or an affiliate of one of ComEd's affiliated interests. Such entity or entities may act as a participating underwriter, the Note Trustee or other trustee, provider of any interest rate swaps or other hedging arrangements, transfer agent or registrar, broker, tender agent, financial advisor or a similar party.

          43. ComEd's affiliated interests that presently perform such functions or, to the best of ComEd's knowledge, have affiliates which perform such functions, and thus might become involved in the transaction described herein or transactions related thereto currently include The First National Bank of Chicago, Morgan Stanley, Dean Witter & Co., Bank of Boston Corporation and William Blair & Company, L.L.C. Each of these entities is related to ComEd solely by virtue of the fact that each has an officer or director who is also an officer or director of ComEd.

          44. ComEd represents that no such affiliation will have any effect on its actions relating to the transactions described herein or any transactions related thereto.

          45. ComEd will not engage any such affiliated interest or affiliate of an affiliated interest unless such engagement is commercially reasonable and economical, nor will

ComEd pay, or agree to pay, such affiliated interest or affiliate of such affiliated interest any fee or other compensation that is not commercially reasonable and consistent with industry practices.

          46. ComEd will file any such contract described in this SECTION V(B), with the Commission within three business days of entry into the contract.

          47. If ComEd is not able to engage an affiliated interest or affiliate of an affiliated interest to perform the banking, underwriting and investment banking services described above, ComEd's ability to obtain such services at the most competitive prices and from able, experienced entities will be limited. On the other hand, if ComEd can engage in such transactions with affiliated interests and their affiliates, ComEd will be better able to assure that the transaction described herein and transactions related thereto are consummated efficiently and economically and with the assistance of experienced persons and entities. ComEd will file any such contract described in this
SECTION V(B) with the Commission within three business days of entry into the contract. Accordingly, the ability to engage in such transactions with affiliated interests or affiliates of affiliated interests is in the public interest.

VI.  REQUEST FOR ORDER AND FINDINGS

          48. ComEd requests that the Commission issue a transitional funding order which would, among other things:

          (A)

          (i) establish, create and grant rights in and to intangible transition property in the amount of $6.323 billion, which intangible transition property will be vested in CE Funding as an original right and not by assignment from ComEd, and authorize the proposed assignment of such intangible transition property to the Note Issuer, which intangible transition property will include all right, title and interest of CE Funding and the Note Issuer, as its assignee, to impose and receive the non-bypassable IFCs authorized in the order and all related revenues, collections, claims, payments, money or proceeds thereof, including all right, title and interest of CE Funding and the Note Issuer in, to, under and pursuant to the transitional funding order; and

          (ii)   authorize ComEd, or any affiliate of ComEd, pursuant to
     Section 18-104(f) of the Act (220 ILCS 5/18/104(f)), to contract with CE Funding, and/or the Note Issuer, to bill and collect the applicable IFCs for the benefit and account of CE Funding and/or the Note Issuerand their assigns, pursuant to which contract ComEd or such affiliate (or any successor thereto) will account for and remit the applicable IFCs, without the obligation to remit any investment earnings thereon, to or for the account of CE Funding and/or the Note Issuer, and the obligation of ComEd or such affiliate to bill, collect and remit the applicable IFCs shall continue irrespective of whether ComEd (or any successor thereto) is providing electric power and/or other services to the retail customers and other persons obligated to pay such IFCs.

          (B)    AUTHORIZE AND APPROVE:

          (i) the proposed issuance and sale of transitional funding instruments in an aggregate principal amount of up to $3,400,000,000 by the
     Note Issuer to Holders in the form of the Notes and the proposed pledge and assignment to the Note Trustee, for the benefit of such Holders, of all of the Note Issuer's right, title and interest in and to the intangible transition property and other Note Collateral as security for such Notes;

          (ii) the proposed imposition and collection, through December 31, 2008 (as such date may be extended pursuant to Section 18-104(1) of the Act (220 ILCS 5/18-104(1)), from all retail customers and other persons and entities obligated to pay charges pursuant to Applicable Rates, of IFCs in the amounts set forth in Paragraph 27, SUPRA, which amounts shall be non-bypassable charges expressed in cents per kWh and calculated using the methodology described in Section III, SUPRA, and which IFCs will not be subject to any defense, counterclaim or right of set off arising as a result of failure by ComEd (or any successor) to perform or provide past, present or future services, as set forth in Section 18-104(a) of the Act (220 ILCS 5/18-104(a));

          (iii) the proposed allocation of such IFCs among ComEd's customer classes according to the methodology described in Section III, SUPRA;

          (iv) the proposed true-up and reconciliation adjustment mechanisms described in Section III, SUPRA;

          (v) ComEd's entry into the Administration Agreement pursuant to Sections 7-101, 7-102 and 7-204A of the Act (220 ILCS 5/7-101, 7-102,
     7-204A) because such agreement is in the public interest and the public would be convenienced thereby;

          (vi) ComEd's entry into the transactions described in Section V.B, SUPRA, pursuant to Section 7-101 of the Act (220 ILCS 5/7-101), provided that ComEd file a copy of any relevant contract with the Commission within three business days of entry into such contract, because the ability to enter into such transactions is in the public interest; and

          (vii) the filing of the instrument funding charge tariff attached hereto as Exhibit 4.0, subject to adjustment to reflect (A) the actual IFCs pursuant to the formula set forth in Section III, SUPRA, and (B) the actual true-up and reconciliation adjustment processes.

          49. ComEd further requests that the transitional funding order include the following findings:

          (i) that ComEd is a corporation engaged in the generation, transmission, distribution and sale of electricity to the public in Illinois, is a public utility within the meaning of Section 3-105 of the Act (220 ILCS 5/3-105) and is an electric utility within the meaning of
     Article XVI and Article XVIII of the Act (220 ILCS 5/16-102; 5/18-102), and is authorized to file, and has filed, in proper form, an Application with the

     Commission pursuant to Section 18-103 of the Act (220 ILCS 5/18-103) for issuance of a transitional funding order;

          (ii) that the Commission has jurisdiction over ComEd and of the subject matter of the Application and Petition and of this proceeding;

          (iii)  that CE Funding will be a "grantee" as such term is defined in
     Section 18-102 of the Act (220 ILCS 5/18-102) and will be the initial owner of the intangible transition property to be created by the Commission's order; the Note Issuer will be an "issuer" and an "assignee" as such terms are defined in Section 18-102 of the Act (220 ILCS 5/18-102); the Holders, along with the Note Trustee, will be "holders" as such term is defined in
     Section 18-102 of the Act (220 ILCS 5/18-102); and the Notes will be "transitional funding instruments" as such term is defined in Section 18-102 of the Act (220 ILCS 5/18-102);

          (iv) that the uses of proceeds described by ComEd in this application constitute permissible uses of proceeds under Section 18-103(d)(1) of the Act (220 ILCS 5/18-103(d)(1)) and that the costs described herein are commercially reasonable;

          (v) that, as contemplated by Section 18-103(d)(2) of the Act, (220 ILCS 5/18-103(d)(2)), the expected maturity date for the Notes and the final date on which the IFCs are authorized to be collected shall each occur no later than December 31, 2008; provided that, as set forth in Section 18-104(l) of the Act (220 ILCS 5/18-104(1)), if the Notes have not been paid in full at such time, the right of the Note Issuer to impose and collect IFCs (and the obligation of ComEd or its successor to continue to deduct such IFCs from Applicable Rates) shall continue beyond such date until such time as the Notes have been paid in full;

          (vi) that ComEd's proposal for deducting the proposed IFCs and stating such charges separately from ComEd's or its successors' Applicable Rates is consistent with the provisions of Section 18-103(d)(3) of the Act (220 ILCS 5/18-103(d)(3));

          (vii) that the proposed allocation of IFCs among ComEd's classes of retail customers is consistent with the requirements of Section 18-103(d)(4) of the Act (220 ILCS 5/18-103(d)(4));

          (viii) that the Servicer, on behalf of CE Funding, as a grantee, and on behalf of the Note Issuer, as an assignee under the Act, is authorized and directed to impose and collect IFCs from all customers of ComEd (or any successor thereto) or any other persons or entities who are obligated to pay ComEd (or any successor thereto) any Applicable Rates;

          (ix) that in accordance with Sections 18-103(d)(5) and 18-111(3) of the Act (220 ILCS 5/18-103(d)(5), 18-111(3)), imposition of IFCs in accordance with the order will not cause the base rates, transition charges or other rates for tariffed services paid by any retail customer of ComEd, class of retail customers of ComEd or other person or group of persons obligated to pay any such rates (A) to exceed the levels then in effect, as adjusted for the rate decreases required by
     Section 16-111(b) of the Act (220 ILCS 5/16-111(b)), or (B) to increase above the levels which ComEd would have been allowed to charge had it not been authorized to impose and collect IFCs;

          (x) that Table One of Attachment 1.4 to Ms. Gillis' testimony (Exhibit 1.0), is a reasonable projection of the Expected Amortization Schedule (it being understood that such schedule will be finalized only when the Notes are priced);

          (xi) that the amount of intangible transition property, which ComEd has requested to be created in the amount of $6.323 billion does not exceed the amount of intangible transition property which may be created and established in accordance with Section 18-104(a) of the Act (220 ILCS 5/18-104(a));

          (xii) that the maximum aggregate principal amount of Notes requested to be issued hereunder does not exceed the amount permitted under Section 18-103(d)(6) of the Act (220 ILCS 5/18-103(d)(6));

          (xiii) that, as contemplated by Section 18-104(j) of the Act
     (220 ILCS 5/18-104(j)), the deduction of the IFCs from ComEd's (or its successor's) Applicable Rates for tariffed services shall not be construed as a change in or otherwise require a recalculation of the authorized amounts of such rates and charges under Section 16-102, 16-107, 16-108 or 16-110 of the Act (220 ILCS 5/16-102, 16-107, 16-108, 16-110) or otherwise;

          (xiv) that ComEd or any successor Servicer must allocate any shortfall in payments received from any customer or any other person or entity obligated to pay Applicable Rates first ratably to the Note Issuer and ComEd based on the amount owed for IFCs and the amount of other fees and charges, other than late charges, owed to ComEd or any successor (or to an ARES to the extent the Servicer is providing billing services therefor), and second, all late charges shall be allocated to ComEd or any successor;

          (xv) that, consistent with the pledge of the State of Illinois provided in Section 18-105(b) of the Act (220 ILCS 5/18-105(b)), notwithstanding any other provision of law, none of the transitional funding order, the intangible transition property created and established pursuant thereto nor the IFCs authorized to be imposed and collected thereunder shall be subject to reduction, postponement, impairment or termination by any subsequent action of the Commission, all as provided in
     Section 18-104(c) of the Act (220 ILCS 5/18-104(c)), and that the Commission will not revoke, amend or otherwise change the tariffs evidencing the Note Issuer's right to receive IFCs in any manner which would defeat the legitimate expectations of the Holders to receive such IFCs on a timely basis;

          (xvi) that, consistent with and in furtherance of the provisions and objectives of Sections 18-105(b), 18-107 and 18-108 of the Act (220 ILCS 5/18-105(b), 18-107, 18-108), to the full extent permitted by the Act and by all other applicable law, the intangible transition property created and established by the order and the right to impose and collect IFCs contemplated thereunder will constitute property rights of CE Funding and its assigns, including the Note Issuer and its assigns (including the Note Trustee on behalf of Holders) which property has been placed beyond the reach of ComEd and its creditors, as in a true sale, and which property rights may not be limited, altered, impaired, reduced or otherwise terminated by any subsequent actions of ComEd or any third-party and which shall, to the full extent permitted by law, be enforceable as against ComEd, its successors and assigns, and all other third-parties (including judicial lien creditors) claiming an interest therein by or through ComEd or its successors and assigns;

          (xvii) that, as provided under Section 18-107(c) of the Act (220 ILCS 5/18-107(c)), the lien of the Note Trustee on the intangible transition property shall: (A) attach automatically to such intangible transition property from the time of issuance of the Notes; (B) be continuously perfected through a filing with the Chief Clerk of the Commission; (C) be enforceable against ComEd, CE Funding, the Note Issuer, and all third parties, including judicial lien creditors; (D) from and after the filing described in clause (B) above, constitute a continuously perfected security interest in and lien on all then existing or thereafter arising revenues and proceeds arising with respect to the associated intangible transition property, whether or not the electric power and energy included in the calculation of such revenues and proceeds have been provided; (E) rank prior to any other lien, including any judicial lien, which subsequently attaches to the intangible transition property or to any other rights created by the order or any revenues or proceeds of the foregoing; and (F) not be defeated or adversely affected by changes to the order or to the IFCs payable by any retail customer, class of retail customers or other person or group of persons obligated to pay such IFCs nor by commingling of revenues arising with respect to intangible transition property with any funds of ComEd any successor, CE Funding or the Note Issuer;

          (xviii)   that, in order to ensure that the allocations of IFCs be
     maintained across the broadest possible range of customers and in accordance with Section 18-103(d)(4) of the Act (220 ILCS 5/18-103(d)(4)) and in order to ensure that the IFCs be non-bypassable as provided in the Act, (A) the order shall, as a condition thereof require that neither ComEd nor any successor thereto shall, enter into any contracts with any customer obligated (or who would but for such contract be obligated) to pay IFCs if, as a result thereof, such customer would not receive tariffed services, unless the contract provides that the customer will pay an amount to CE Funding or its assigns, as applicable, equal to the amount that would be paid in IFCs if the services provided under such contract were tariffed services, and (B) the Commission acknowledges and accepts the parties' intent that, any revenues received by ComEd or such successor from any such contract services, shall, to the extent of the authorized amount of the IFCs included therein, be deemed to be proceeds of, and included in, the intangible transition property created by the order;

          (xix) that, in the event of default by ComEd or any successor Servicer in payment to or for the benefit of the Note Issuer of the IFCs, the Commission, upon application by (A) the Note Trustee or the Holders as beneficiaries of the lien provided for under Section 18-107(c) of the Act (220 ILCS 5/18-107(c)), (B) the Note Issuer or its assignees, or (C) pledgees or transferees of the intangible transition property, shall, without limiting any other remedies of such persons, order the sequestration and payment to or for the benefit of such persons of revenues arising with respect to the intangible transition property;

          (xx) that no third party servicer(s) shall be approved or required to replace ComEd in any of its servicing functions in whole or in part unless such approval or requirement will not cause the then current rating of the Notes to be withdrawn or downgraded;

          (xxi) that the Commission acknowledges that ComEd or any successor Servicer, in order to perform its functions as Servicer and to provide proper reporting to the Note Issuer and the Note Trustee, is obligated to impose such terms with respect to credit and collection policies applicable to third-party collection agents as may be reasonably necessary to prevent the then current rating of the Notes from being downgraded;

          (xxii) that ComEd, or any successor Servicer, may take any action permitted by law, including but not limited to disconnection of electric service, for failure to pay all or any portion of the IFCs billed to the same extent as ComEd (or any successor thereto) would be able to take such action because of nonpayment of any other charge for tariffed service;

          (xxiii) that concurrently with the issuance of each series of Notes by the Note Issuer, ComEd will place into effect a tariff in the form of the instrument funding charge tariff provided herewith as Exhibit 4.0, in accordance with Sections 18-103(d)(3), 18-104(a) and 18-104(j) of the Act (220 ILCS 5/18-103(d)(3), 18-104(a), 18-104(j)), directing that the amount of IFCs associated with such series and with all previously-issued and still outstanding series be applied and invoiced to all customers paying Applicable Rates, and that such IFCs be deducted, stated, and collected separately from the amounts otherwise billed by ComEd or its successor for Applicable Rates and that, to allow for review by the Commission and its Staff, such tariffs shall be filed with the Commission no later than three business days prior to the date of issuance of the series of Notes, and shall become effective on the date of issuance of such series of Notes, and that upon the effectiveness of such tariff, all of the intangible transition property related to the subject IFCs shall constitute a current property right and shall thereafter continuously exist as property for all purposes;

          (xxiv) that each of the creation and vesting of the intangible transition property in CE Funding (including the right to obtain reconciliation and true-up adjustments to the IFCs) and the transfer of the intangible transition property from CE Funding to the Note Issuer shall constitute an "absolute transfer" (within the meaning of Section 18-108 of the

     Act (220 ILCS 5/18-108)) of any right, title and interest ComEd or CE Funding, as applicable, may otherwise have had in the intangible transition property created by the order, including any right ComEd may otherwise have had to receive that portion of base rates, transition charges and other Applicable Rates which has been deducted and stated separately pursuant to the order, or to receive any proceeds thereof, and that such transfer shall be irrevocable and enforceable as against ComEd and CE Funding or their respective successors;

          (xxv) that the intangible transition property created by the order, as contemplated in the definition set forth in Section 18-102 of the Act (220 ILCS 5/18-102), includes the IFCs and all related revenues, collections, claims, payments, money or proceeds thereof;

          (xxvi) that, as contemplated by Section 18-108 of the Act (220 ILCS 5/18-108), the property interest of CE Funding and the Note Issuer in the intangible transition property created by the order shall not be defeated by the commingling of such property with funds of ComEd (or any successor thereto) or any other funds (including, but not limited to, funds of an
     ARES) and that, accordingly, in the case of any such revenues, collections, claims, payments, money or proceeds which are commingled with such other property, revenues, collections or other payments, the portion allocable to the IFCs may be determined by such reasonable methods of estimation as are set forth in the Servicing Agreement contemplated by the order;

          (xxvii) that the Notes will be non-recourse except as to, and will be secured only by and payable solely out of the proceeds of, the following property: (A) the intangible transition property, (B) all rights of the
     Note Issuer under the servicing agreements with ComEd (or any successor servicer of the intangible transition property) and under any other agreements entered into by the Note Issuer in connection with the transaction, (C) any bank collection accounts, investment accounts or similar reserve accounts established in connection with the issuance of the Notes and all cash or investment property or other amounts on deposit therein from time to time, (D) solely with respect to Notes, if any, which bear a floating rate of interest, any interest rate hedging agreement executed solely to permit the issuance of such Notes, (E) all rights to obtain adjustments to the IFCs in accordance with Section 18-104(d) of the Act (220 ILCS 5/18-104(d)), (F) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing, and
     (G) all payments on or under and all proceeds in respect of any or all of the foregoing (collectively, the "Note Collateral"); provided, however, that notwithstanding the non-recourse nature of the transaction, ComEd (individually, as Servicer, or otherwise) may (A) make representations and warranties with respect to, among other things, the validity of CE Funding's and its assignees' title to the intangible transition property,
     (B) observe covenants for the benefit of CE Funding and its assignees, (C) indemnify CE Funding and its assignees against any breaches of such representations, warranties and covenants and to protect such parties against other losses which result from actions or inactions of ComEd, and
     (D) agree to remit to the Note Trustee, for the benefit of the Holders, a portion of payments which it receives on account of lost tariffed revenues from which future IFCs would otherwise have been deducted, which portion it has agreed constitutes proceeds of such IFCs;

          (xxviii) that the Holders and the Note Trustee for the benefit of the Holders shall be entitled to the benefit of the pledges and agreements of the State of Illinois set forth in Section 18-105(b) of the Act (220 ILCS 5/18-105(b)) and that each of ComEd, CE Funding and the Note Issuer is authorized to include such pledges and agreements in any contract with the Holders, the Note Trustee or with any assignees pursuant to Section 18-105(b) of the Act (ID.);

          (xxix) that all of the terms and provisions of the order binding on ComEd (whether individually or as Servicer) shall, to the fullest extent permitted by applicable law, be binding on ComEd's successors and assigns, including any successor electric utility which takes over the provisions of delivery services or other tariffed services within all or any part of ComEd's service area as of the date of the order or any time thereafter; and

          (xxx) that ComEd shall file periodic reports with the Commission setting forth the use of proceeds from each issuance of Notes and ComEd's associated accounting entries, such reports to be filed within 90 days of the receipt of proceeds from each issuance of Notes and at twelve-month intervals thereafter until such proceeds have been fully accounted for, and that such procedures will assure the proceeds from the Notes are applied in accordance with the Commission's order as required by Section 18-111(4) of the Act (220 ILCS 5/18-111(4)).

          WHEREFORE, Commonwealth Edison Company requests that the Commission, in accordance with Section 18-104(g) of the Act (220 ILCS 5/18-104(g)), issue a transitional funding order which "afford[s] flexibility in establishing the terms and conditions of the [Notes], including repayment schedules, collateral, required debt service and other reserves, interest rates and other financing costs and the ability of [ComEd], at its option, to effect a series of issuances" of Notes. Accordingly, Commonwealth Edison Company requests that the Commission enter the transitional funding order attached hereto as Exhibit 6.0.


Respectfully submitted,

                              COMMONWEALTH EDISON COMPANY



                              BY:
                                 ----------------------------------
                                   Ruth Ann M. Gillis
                                   Vice President and Treasurer


Of Counsel:

David M. Stahl
Anastasia M. Polek
SIDLEY & AUSTIN
One First National Plaza
Chicago, Illinois  60603
(312) 853-7000

STATE OF ILLINOIS    )
                     )  SS:
COUNTY OF COOK       )




                                     VERIFICATION


          Ruth Ann M. Gillis, having been duly sworn upon her oath, deposes and states as follows:

          1. My name is Ruth Ann M. Gillis. I am Vice President and Treasurer of Commonwealth Edison Company.

          2. I have reviewed the foregoing Application for Transitional Funding Order and Petition, am familiar with the facts set forth therein and verify that, to the best of my knowledge and belief, these facts are true and correct.


                                   --------------------------------------------
                                        Ruth Ann M. Gillis


SUBSCRIBED and SWORN
to before me this ______ day
of April, 1998.


------------------------------------------------
Notary Public

My commission expires:
                      --------------------------